Exhibit 99.1

AMC NETWORKS INC. REPORTS
THIRD QUARTER 2012 RESULTS

Third Quarter 2012 Highlights:

•	Net revenues increased 17.0% to $332 million

•	Operating income decreased 8.0% to $87 million

•	AOCF[1] decreased 10.9% to $110 million

New York, NY – November 8, 2012: AMC Networks Inc. (“AMC Networks” or the “Company”) (NASDAQ: AMCX) today reported financial results for the third quarter ended September 30, 2012.
President and Chief Executive Officer Josh Sapan said: “We've enjoyed a long relationship with DISH Network and are delighted to partner with them again in bringing our channels and programming to their subscribers. While the litigation and associated carriage dispute impacted our third quarter financials, that issue is behind us and we are fully focused on continuing our strategy of investing in quality original programming. We continue to see very healthy demand for our popular programming from advertisers and viewers alike. We're particularly proud of the stellar performance of AMC's The Walking Dead, which premiered last month to become the biggest show of the fall season among adults 18-49, outperforming broadcast and cable hits including Modern Family, The Big Bang Theory, The Voice and Jersey Shore.”
Third quarter net revenues increased $48 million, or 17.0%, to $332 million over the third quarter of 2011, led by 18.5% growth at National Networks which more than offset a decline of $1 million in International and Other. Adjusted Operating Cash Flow (“AOCF”)1 totaled $110 million, a decrease of 10.9% or $13 million versus the prior year period. AOCF reflected the impact of the litigation and associated carriage dispute with DISH Network. National Networks AOCF decreased $7 million and International and Other AOCF declined $8 million versus the prior year period. Operating income was $87 million, a decrease of 8.0% or $8 million versus the prior year period. The operating income decrease was the result of flat operating income at National Networks and a $9 million increase in the operating loss at International and Other.
For the nine months ended September 30, 2012, net revenues increased $137 million, or 16.2%, to $986 million, AOCF increased $28 million, or 8.4%, to $363 million, and operating income increased $35 million, or 14.1%, to $282 million, all compared to the prior year period.
Third quarter net income from continuing operations was $37 million ($0.51 per diluted share), compared with $40 million ($0.56 per diluted share) in the third quarter of 2011. The decrease resulted from the decline in operating income partially offset by a decrease in interest expense.
Net income from continuing operations for the nine months ended September 30, 2012 was $121 million ($1.68 per diluted share), compared with $97 million ($1.38 per diluted share) in the prior year period.

1.    See definition of Adjusted Operating Cash Flow (“AOCF”) included in the discussion of non-GAAP financial measures on page 3 of this earnings release.

Net cash provided by operating activities was $224 million for the nine months ended September 30, 2012, an increase of $22 million from the prior year period. The increase was primarily the result of the improved operating performance partially offset by an increase in cash interest payments. Free Cash Flow2 for the nine months ended September 30, 2012 was $210 million, an increase of $15 million from the prior year period. The results reflect the increase in net cash provided by operating activities partially offset by an increase in capital expenditures over the prior year period.
Segment Results

(dollars in thousands)	Three Months Ended September 30,			Nine Months Ended September 30,
	2012	2011	Change	2012	2011	Change
Net revenues:
National Networks	$306,228	$258,347	18.5%	$915,635	$776,920	17.9%
International and Other	29,307	30,720	(4.6)%	81,922	86,327	(5.1)%
Inter-segment eliminations	(3,479)	(5,153)	32.5%	(11,692)	(14,465)	19.2%
Total net revenues	$332,056	$283,914	17.0%	$985,865	$848,782	16.2%
AOCF:
National Networks	$116,440	$123,228	(5.5)%	$385,435	$346,476	11.2%
International and Other	(8,117)	(21)	n/m	(25,738)	(11,883)	(116.6)%
Inter-segment eliminations	1,266	(245)	n/m	2,806	(52)	n/m
Total AOCF	$109,589	$122,962	(10.9)%	$362,503	$334,541	8.4%
National Networks
National Networks consists of the Company’s four nationally distributed programming networks, AMC, WE tv, IFC and Sundance Channel.
National Networks revenues for the third quarter 2012 increased 18.5% to $306 million, AOCF declined 5.5% to $116 million, and operating income was flat at $99 million, all compared to the prior year period.
National Networks revenues for the nine months ended September 30, 2012 increased 17.9% to $916 million, AOCF rose 11.2% to $385 million, and operating income grew 17.2% to $319 million, all compared to the prior year period.
Third quarter growth in revenues was led by a 24.3% increase in affiliate and other revenues to $199 million. The increase in affiliate and other revenues was primarily attributable to growth in digital and licensing distribution revenues partially offset by a decline in affiliate fees. Advertising revenues increased 9.1% to $107 million. The increase in advertising revenues was due to strong demand for our original programming, primarily at AMC.
Third quarter AOCF decreased 5.5% to $116 million reflecting the increase in revenues offset by an increase in operating expenses. The increase in operating expenses was primarily attributable to higher programming expense, including a write-off of $8 million, and marketing expenses compared to the prior year period. As previously noted, AOCF was negatively impacted by the carriage dispute with DISH Network. The operating income performance reflected the decline in AOCF offset by a reduction in amortization expense.
International and Other
International and Other primarily consists of AMC/Sundance Channel Global, the Company’s international programming business; IFC Films, the Company’s independent film distribution business; AMC Networks Broadcasting & Technology, the Company’s network technical services business; and VOOM HD.
International and Other revenues for the third quarter of 2012 declined $1 million to $29 million, AOCF declined $8 million to a deficit of $8 million, and operating loss increased $9 million to $13 million, all compared to the prior year period.

2.    See definition of Free Cash Flow included in the discussion of non-GAAP financial measures on page 3 of this earnings release.

International and Other revenues for the nine months ended September 30, 2012 declined $4 million to $82 million, AOCF declined $14 million to a deficit of $26 million, and operating loss increased $15 million to $40 million, all compared to the prior year period.
Third quarter revenues reflected an increase in affiliate fee revenues related to the Company’s international operations more than offset by a decline in revenues at Broadcasting & Technology and IFC Films.
The decline in third quarter AOCF primarily reflected the decrease in revenues and an increase in litigation expenses related to VOOM HD. Operating loss results reflected the decline in AOCF as well as an increase in depreciation expense.
Other Matters
On May 20, 2012, DISH Network, LLC (“DISH Network”) terminated carriage of Sundance Channel and on July 1, 2012 DISH Network terminated carriage of AMC, WE tv and IFC. We believe the termination, as we have previously stated, was directly related to ongoing litigation between DISH Network and VOOM HD. The termination had a material impact to revenues, AOCF and operating income in the current period. On October 21, 2012, DISH Network and the Company entered into a settlement agreement resolving the litigation. Simultaneously with the execution of the settlement agreement, DISH Network entered into a long-term affiliation agreement with the Company to carry AMC, IFC, Sundance Channel and WE tv. Please see the Company’s Form 8-K filing dated October 22, 2012 as well as the Form 10-Q for the period ended September 30, 2012 for further details.
Year-to-date, the Company has voluntarily prepaid $150 million of the outstanding balance of the Term A Credit Facility. The total prepaid amount consists of three $50 million payments made on March 8, 2012, July 9, 2012 and November 7, 2012, respectively.
Description of Non-GAAP Measures
The Company defines Adjusted Operating Cash Flow (“AOCF”), which is a non-GAAP financial measure, as operating income (loss) before depreciation and amortization, share-based compensation expense or benefit and restructuring expenses or credits. Because it is based upon operating income (loss), AOCF also excludes interest expense (including cash interest expense) and other non-operating income and expense items. The Company believes that the exclusion of share-based compensation expense or benefit allows investors to better track the performance of the various operating units of the business without regard to the effect of the settlement of an obligation that is not expected to be made in cash.
The Company believes that AOCF is an appropriate measure for evaluating the operating performance of the business segments and the Company on a consolidated basis. AOCF and similar measures with similar titles are common performance measures used by investors, analysts and peers to compare performance in the industry.
Internally, the Company uses net revenues and AOCF measures as the most important indicators of its business performance, and evaluates management’s effectiveness with specific reference to these indicators. AOCF should be viewed as a supplement to and not a substitute for operating income (loss), net income (loss), and other measures of performance presented in accordance with U.S. generally accepted accounting principles ("GAAP"). Since AOCF is not a measure of performance calculated in accordance with GAAP, this measure may not be comparable to similar measures with similar titles used by other companies. For a reconciliation of AOCF to operating income (loss), please see page 6 of this release.
The Company defines Free Cash Flow from Continuing Operations, (“Free Cash Flow”), which is a non-GAAP financial measure, as net cash provided by operating activities (continuing operations) less capital expenditures (continuing operations), both of which are reported in our Consolidated Statement of Cash Flows. Net cash provided by operating activities excludes net cash provided by operating activities of discontinued operations. The Company believes the most comparable GAAP financial measure of its liquidity is net cash provided by operating activities. The Company believes that Free Cash Flow is useful as an indicator of its overall liquidity, as the amount of Free Cash Flow generated in any period is representative of cash that is available for debt repayment, investment, and other discretionary and non-discretionary cash uses. The Company also believes that Free Cash Flow is one of several benchmarks used by analysts and investors who follow the industry for comparison of its liquidity with other companies in the industry, although the Company’s measure of Free Cash Flow may not be directly comparable to similar measures reported by other companies. For a reconciliation of Free Cash Flow to net cash provided by operating activities, please see page 7 of this release.

Forward-Looking Statements
This earnings release may contain statements that constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on management's current expectations and are subject to uncertainty and changes in circumstances. Investors are cautioned that any such forward-looking statements are not guarantees of future performance or results and involve risks and uncertainties, and that actual results or developments may differ materially from those in the forward-looking statements as a result of various factors, including financial community and rating agency perceptions of the Company and its business, operations, financial condition and the industries in which it operates and the factors described in the Company’s filings with the Securities and Exchange Commission, including the sections entitled "Risk Factors" and "Management’s Discussion and Analysis of Financial Condition and Results of Operations" contained therein. The Company disclaims any obligation to update any forward-looking statements contained herein.
Conference Call Information
AMC Networks will host a conference call today at 10:00 a.m. ET to discuss its third quarter 2012 results. To listen to the call, visit http://www.amcnetworks.com or dial 1-877-347-9170, using the following passcode: 40002600.
About AMC Networks Inc.
AMC Networks owns and operates several of cable television’s most recognized brands delivering high quality content to audiences and a valuable platform to distributors and advertisers. The Company manages its business through two reportable operating segments: (i) National Networks, which includes AMC, WE tv, IFC and Sundance Channel; and (ii) International and Other, which includes AMC/Sundance Channel Global, our international programming business; IFC Films, the Company’s independent film distribution business; and AMC Networks Broadcasting & Technology, the Company’s network technical services business. For more information on AMC Networks, please visit the Company’s website at http://www.amcnetworks.com.

Contacts

Investor Relations	Corporate Communications
Seth Zaslow (646) 273-3766	Georgia Juvelis (917) 542-6390
szaslow@amcnetworks.com	gjuvelis@amcnetworks.com

AMC NETWORKS INC.
CONSOLIDATED STATEMENTS OF INCOME
Three and Nine Months Ended September 30, 2012 and 2011
(In thousands, except per share amounts)
(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2012	2011	2012	2011
Revenues, net	$332,056	$283,914	$985,865	$848,782
Operating expenses:
Technical and operating (excluding depreciation and amortization)	129,627	96,420	348,906	282,714
Selling, general and administrative	97,202	68,229	287,302	243,714
Restructuring credit	—	(191)	(3)	(240)
Depreciation and amortization	18,368	25,012	67,486	75,197
	245,197	189,470	703,691	601,385
Operating income	86,859	94,444	282,174	247,397
Other income (expense):
Interest expense	(29,962)	(31,789)	(89,190)	(65,492)
Interest income	100	318	307	938
Write-off of deferred financing costs	(334)	—	(646)	(5,703)
Loss on extinguishment of debt	—	(17)	—	(14,535)
Miscellaneous, net	1	(199)	(631)	(120)
	(30,195)	(31,687)	(90,160)	(84,912)
Income from continuing operations before income taxes	56,664	62,757	192,014	162,485
Income tax expense	(20,121)	(22,440)	(70,989)	(65,388)
Income from continuing operations	36,543	40,317	121,025	97,097
Income (loss) from discontinued operations, net of income taxes	105	(314)	314	(121)
Net income	$36,648	$40,003	$121,339	$96,976

Basic net income per share:
Income from continuing operations	$0.52	$0.58	$1.72	$1.40
Income (loss) from discontinued operations	$0.00	$0.00	$0.00	$0.00
Net income	$0.52	$0.58	$1.73	$1.40

Diluted net income per share:
Income from continuing operations	$0.51	$0.56	$1.68	$1.38
Income (loss) from discontinued operations	$0.00	$0.00	$0.00	$0.00
Net income	$0.51	$0.55	$1.68	$1.38

Weighted average common shares:
Basic weighted average common shares	70,506	69,284	70,286	69,203
Diluted weighted average common shares	72,265	72,268	72,194	70,209

AMC NETWORKS INC.
SUPPLEMENTAL FINANCIAL DATA
(Dollars in thousands)
(Unaudited)

	Three Months Ended September 30, 2012
	AOCF	Depreciation and Amortization	Share-Based Compensation Expense	Restructuring Credit	Operating Income (Loss)
National Networks	$116,440	$(14,449)	$(3,463)	$—	$98,528
International and Other	(8,117)	(3,919)	(899)	—	(12,935)
Inter-segment eliminations	1,266	—	—	—	1,266
Total	$109,589	$(18,368)	$(4,362)	$—	$86,859

	Three Months Ended September 30, 2011
	AOCF	Depreciation and Amortization	Share-Based Compensation Expense	Restructuring Credit	Operating Income (Loss)
National Networks	$123,228	$(21,453)	$(3,053)	$—	$98,722
International and Other	(21)	(3,559)	(644)	191	(4,033)
Inter-segment eliminations	(245)	—	—	—	(245)
Total	$122,962	$(25,012)	$(3,697)	$191	$94,444

	Nine Months Ended September 30, 2012
	AOCF	Depreciation and Amortization	Share-Based Compensation Expense	Restructuring Credit	Operating Income (Loss)
National Networks	$385,435	$(56,281)	$(10,111)	$—	$319,043
International and Other	(25,738)	(11,205)	(2,735)	3	(39,675)
Inter-segment eliminations	2,806	—	—	—	2,806
Total	$362,503	$(67,486)	$(12,846)	$3	$282,174

	Nine Months Ended September 30, 2011
	AOCF	Depreciation and Amortization	Share-Based Compensation Expense	Restructuring Credit	Operating Income (Loss)
National Networks	$346,476	$(64,505)	$(9,838)	$—	$272,133
International and Other	(11,883)	(10,692)	(2,349)	240	(24,684)
Inter-segment eliminations	(52)	—	—	—	(52)
Total	$334,541	$(75,197)	$(12,187)	$240	$247,397

AMC NETWORKS INC.
SUPPLEMENTAL FINANCIAL DATA
(In thousands)
(Unaudited)

	September 30, 2012	June 30, 2012	September 30, 2011
National Networks Subscribers
AMC (a)	84,300	96,900	96,000
WE tv (a)	66,600	78,500	76,500
IFC (a)	55,200	66,900	61,600
Sundance Channel (b)	40,600	40,400	41,100

(a)	Estimated U.S. subscribers as measured by Nielsen Media Research.

(b)	Subscriber counts are based on internal management reports and represent viewing subscribers.

Capitalization	September 30, 2012

Cash and cash equivalents	$313,252
Credit facility debt (a)	$1,517,563
Senior notes (a)	700,000
Total debt	$2,217,563
Net debt	$1,904,311
Capital leases	16,028
Net debt and capital leases	$1,920,339
LTM AOCF (b)	$469,675
Leverage ratio (c)	4.1 x

(a)	Represents the aggregate principal amount of the debt.

(b)	Represents reported AOCF for the trailing twelve months.

(c)	Represents net debt and capital leases divided by LTM AOCF. This ratio differs from the calculation contained in the Company's credit facilities.

Free Cash Flow	Nine Months Ended September 30,
	2012	2011
Net cash provided by operating activities	$224,002	$202,361
Less: capital expenditures	(13,673)	(7,129)
Free cash flow	$210,329	$195,232